Exhibit 10.2

SEAWORLD ENTERTAINMENT, INC.

FOURTH AMENDED & RESTATED STOCK OWNERSHIP GUIDELINES

Adopted February 22, 2023

I.
General Statement

The Board of Directors of SeaWorld Entertainment, Inc., a Delaware corporation (the “Company”) has adopted these Stock Ownership Guidelines (these “Guidelines”) to further align the interests of the Company’s executives and non-employee members of the Company’s Board of Directors with the interests of the Company’s stockholders.

II.
Stock Ownership Guidelines

These Guidelines provide that members of the Company’s senior management who are considered executive officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, other members of the Company’s Operations Committee and non-employee members of the Company’s Board of Directors, will be subject to stock ownership guidelines established as a multiple of annual base salary or annual cash retainer, as follows:

Leadership Position	Value of Shares
Chief Executive Officer	6x annual base salary
Non-employee directors	5x annual cash retainer

Chief Financial Officer

Chief Operating Officer

Chief Commercial Officer

Chief Creative Officer

Chief Marketing Officer

Chief Human Resources Officer (“CHRO”)

Chief Legal Officer (“CLO”)

Chief Parks Operations Officer

Chief Transformation Officer

Chief Zoological Officer

Executive Vice President or equivalent title*

3x annual base salary
Park Presidents Chief Accounting Officer Chief Product & Digital Officer Chief Information Officer Vice President Investor Relations Senior Vice President or equivalent title*	2x annual base salary

* As determined by the CHRO and CLO.

III.
Stock Ownership Definition

Stock that counts toward satisfaction of these Guidelines include: (a) shares of the Company’s common stock owned directly by the individual or his or her immediate family members residing in the same household, whether held individually or jointly (including, without limitation, shares of restricted stock to the extent the restrictions applicable thereto have lapsed and shares received upon the settlement of restricted stock units); (b) shares of time-based restricted stock (to the extent the restrictions have not lapsed) or time-based restricted stock units (whether or not the restrictions have lapsed); (c) shares of the Company’s common stock held in a grantor trust for the benefit of the individual or his or her immediate family members residing in the same household; and (d) shares of the Company’s common stock owned by a partnership, limited liability company or other entity to the extent of the individual’s interest therein (or the interest therein of his or her immediate family members residing in the same household) but only if the individual has or shares power to vote or dispose of the shares. For avoidance of doubt, the following equity awards do not count toward satisfaction of these Guidelines: (1) outstanding stock options and (2) performance-based restricted stock (to the extent the restrictions have not lapsed) or performance based restricted stock units (whether or not the restrictions have lapsed).

IV.
Compliance with Stock Ownership Guidelines

The determination of whether an individual meets the specified guideline level of ownership will be made (i) as of the last day of the fiscal year by using the average closing market price on the New York Stock Exchange (or such other national securities exchange on which the Company’s common stock is then principally listed) of a share of the Company’s common stock for the prior 60-day period or (ii) at the time of requested sale using the lesser of (a) the stock price determined in accordance with (i) or (b) the most recently available closing stock price.

V.
Stock Retention Requirements

Until such time as an individual covered by these Guidelines has achieved compliance with these Guidelines, or becomes non-compliant due to a reduction in stock price, he or she will be required to retain at least fifty percent (50%) of the Net Shares that are acquired as a result of the exercise, vesting or payment of any Company equity awards granted to such individual until compliance is achieved or re-achieved. “Net Shares” are those shares that remain after shares are sold or withheld, as the case may be, to pay any applicable exercise price for the award and satisfy any tax obligations arising in connection with the exercise, vesting or payment of the award. Because an individual covered by these Guidelines must retain a percentage of Net Shares acquired from Company equity awards until such individual satisfies the specified guideline level of ownership, there is no minimum time period required to achieve the specified guideline level of ownership. The retention requirements of this Section V shall only apply to Net Shares realized after the date of the initial adoption of these Guidelines.

VI.
Hardships and Waivers

There may be instances in which these Guidelines would place a hardship on an individual covered by these Guidelines or prevent such individual from complying with a court order, such as a divorce settlement. In these instances, such individual must submit a request in writing to the Company’s Compensation Committee summarizing the circumstances and describing the extent to which an exemption is being requested. The Compensation Committee, in its sole discretion, shall make the final decision as to whether an exemption will be granted.